Exhibit 10.12

SATIXFY COMMUNICATIONS LTD.

2020 SHARE AWARD PLAN (AS AMENDED AND RESTATED)

1.	Purposes of the Plan.

The purpose of this 2020 Share Award Plan (as Amended and Restated), including any subsequent amendments and restatements thereto, as may be made from time to time (the “Plan”), is to advance the interests of SatixFy Communications Ltd. (the “Company”) and its shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers, directors, advisors and consultants and promoting a close identity of interests between those individuals and the Company and/or its Affiliates.

2.	Definitions.

As used herein, the following definitions shall apply:

2.1.	“Administrator” means the Board or any of its Committees as shall be administrating the Plan, in accordance with Section 3 hereof.

2.2.	“Affiliate” means any entity controlling, controlled by or under common control with the Company. For the purpose of this definition of Affiliate, control shall mean the ability, to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity and any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.3.	“Applicable Law” means including but not limited to the requirements under Israeli tax laws, Israeli social security laws, Israel security laws, Israel companies laws, any stock exchange or quotation system on which the shares are listed or quoted and the applicable law of any country or jurisdiction where Awards are granted under the Plan.

2.4.	“Award” means a grant of Option and/or Share under the Plan or any Sub Plan, including, restricted shares and/or restricted share units and/or stock appreciation rights and/or performance units, performance shares and other stock or cash awards as the Administrator may determine.

2.5.	“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.6.	“Board” means the Board of Directors of the Company.

2.7.	“Committee” means a compensation committee, if any, of the Board, designated from time to time by the resolution of the Board, which shall consist of members of the Board.

2.8.	“Consultant” means any person or entity who is engaged by the Company or any Affiliate to render consulting or advisory services to such entity.

2.9.	“Controlling Shareholder” for purposes of Section 102 shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.10.	“Director” means a member of the Board.

2.11.	“Employee” means any person who is employed by the Company or its Affiliates, including an individual who is serving as a director or “Nosei Misra”, as such term is defined in the Israeli Companies Law, 5759-1999 (the “Companies Law”), but excluding Controlling Shareholder as defined in section 32(9) of the Ordinance.

2.12.	“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable or (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or; (iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator; Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3), if at the date of grant the Company’s Shares are listed on any established stock exchange or a national market system or if the Company’s Shares will be registered for trading within ninety (90) days following the date of grant under Section 102 Capital Gain Track, the fair market value of the Share at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

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2.13.	“ITA” means the Israeli Tax Authority

2.14.	“Option” means an option to purchase Share pursuant to the Plan or any Sub Plan.

2.15.	“Ordinance” means the Israeli Income Tax Ordinance [New Version], 5721-1961 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.

2.16.	“Participant” means the holder of an Award granted under the Plan or any Sub Plan.

2.17.	“Section 102” means Section 102 of the Ordinance.

2.18.	“Section 3(i)” means Section 3(i) of the Ordinance.

2.19.	“Section 102 Capital Gain Track” means grant of Award with a Trustee under the capital gain track as defined in Section 102(b)(2) of the Ordinance.

2.20.	“Section 102 Employment Income Track” means grant of Award with a Trustee under the employment income track as defined in Section 102(b)(1) of the Ordinance.

2.21.	“Section 102 Non-Trustee Track” means grant of Award without a trustee as defined in Section 102(c) of the Ordinance.

2.22.	“Share” means ordinary share par value NIS 0.0001 of the Company.

2.23.	“Sub Plan” means any sub plan adopted by the Board.

3.	Administration of the Plan.

3.1.	Procedure.

3.1.1.	The Plan shall be administered by the Board or a Committee appointed by the Board.

3.1.2.	In administering the Plan, the Board and/or the Committee (subject to the provisions under the Companies Law) shall comply with all Applicable Laws.

3.2.	Powers of the Administrator. Subject to the provisions of the Plan, Applicable Law and the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

3.2.1.	to grant Award under the Plan;

3.2.2.	to construe and interpret the terms of the Plan and any Award granted pursuant to the Plan;

3.2.3.	to determine the number of Shares to be covered by each such Award granted hereunder;

3.2.4.	to determine the exercise price of the Shares covered by each Option;

3.2.5.	to determine the Participant to whom, and the time or times at which Award shall be granted;

3.2.6.	to prescribe forms of agreement for use under the Plan;

3.2.7.	to determine the terms and conditions of any Award granted hereunder;

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3.2.8.	to determine the Fair Market Value of the Shares;

3.2.9.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.2.10.	subject to Applicable Law, to make an Election (as defined below);

3.2.11.	to appoint a Trustee (as defined below);

3.2.12.	to amend the Plan and/or the terms and conditions under which Award has been granted under the Plan;

3.2.13.	to accelerate the vesting periods of Award Agreement;

3.2.14.	to take all other actions and make all other determinations necessary for the administration of the Plan.

3.3.	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants. No member of the Administrator shall be liable for any action or determination with respect to the Plan or any Award granted thereunder.

3.4.	Grants to Administrator Members. A member of the Administrator shall be eligible to receive Award under the Plan while serving on the Administrator, in accordance with the provisions of any Applicable Law.

3.5.	Certain Award Grants. All grants of Award to Participants pursuant to this Plan shall be authorized and implemented in accordance with the provisions of the Companies Law and the Ordinance.

4.	Eligibility.

4.1.	Subject to the provisions of the Plan, the Administrator may at any time, and from time to time, grant Award to Participants under the Plan.

4.2.	Award granted under this Plan to Employees shall be granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track and/or Section 102 Non-Trustee Track (together: “Section 102 Tracks”). All Section 102 Tracks shall be subject to the provisions of Section 102 and the Ordinance and any pre-ruling related thereto including the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003 (the “Rules”). The Board shall make an election with respect to either Section 102 Capital Gain Track or Section 102 Employment Income Track in accordance with the provisions of Section 102(g) of the Ordinance (the: “Election”).

4.3.	For avoidance of doubt, the grant of Award under Section 102 Capital Gain Track and Section 102 Employment Income Track, is subject to approval and filing the Company’s Election with the ITA at least thirty (30) days prior to the date of first grant of Awards, all in accordance with Section 102 and the regulations promulgated thereunder.

4.4.	Award under Section 102 Capital Gain Track and Section 102 Employment Income Track shall be held in trust pursuant to Section 5 of the Plan.

4.5.	Award granted under this Plan to Consultant and/or to Controlling Shareholders shall be granted pursuant to the provisions of Section 3(i). Administrator may determine, in its sole discretion, that any such Awards shall be held in trust pursuant to the provisions of the Plan.

4.6.	Award pursuant to Section 102 of the Ordinance shall be granted only to Employees of the Company who are not Controlling Shareholders of the Company.

4.7.	For the avoidance of any doubt, the designation of Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non-Trustee Track shall be subject to the terms and conditions of Section 102.

4.8.	The receipt of an Award under the Plan shall not confer upon any Participant any right with respect to continuing the Participant’s relationship with the Company or an Affiliate as an Employee, Consultant or service provider nor shall it interfere in any way with his or her right or the Company’s right, or the right of the Company’s Affiliate, to terminate such relationship at any time, with or without Cause (as defined below), as defined herein.

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4.9.	Section 102 Non-Trustee Track. With respect to the grant of Section 102 Non Trustee Track, the Participant will be obligated to provide the Company with any form of collateral or guarantee, which shall satisfy the demands of the Committee in its sole discretion, in order to secure payment by the Participant of any applicable income tax and/or social charges due in the event that the Participant is no longer employed by the Company when the Shares are sold and the related taxes become due and payable. The Award pursuant to Section 102 Non-Trustee Track to Participant shall be granted in accordance with the provisions of Section 102(c) of the Ordinance.

5.	Appointment of a Trustee.

5.1.	In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Board shall elect and appoint a Trustee (the “Trustee”). Upon such an appointment, a trust agreement, which complies with the relevant and Applicable Law, will be signed between the Trustee and the Company.

5.2.	In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, all Awards granted (and Shares issued upon exercising of Options) shall be held by the Trustee and registered in the Trustee’s name for the benefit of Employee. Awards or any Shares allocated or issued upon exercise of Options and/or other shares and/or rights received subsequently following any realization of rights, including without limitation bonus shares and dividends, shall be registered and held by the Trustee for the benefit of the Employee at least until the end of the restricted period as defined in Section 102 (the “Restricted Period”).

5.3.	In the event the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, then such Award shall be treated in accordance with the provisions of Section 102 and will result in adverse tax consequences pursuant to Section 102.

5.4.	Notwithstanding anything to the contrary, the Trustee shall not release any Award (Shares and/or Options or Shares allocated or issued upon exercise of Options including any dividends and/or bonus shares), granted under Section 102 Capital Gain Track and Section 102 Employment Income Track prior to the full payment of the Participant’s tax liabilities arising from such Awards.

5.5.	As long as the applicable tax has not been paid, neither the Option nor the Shares subject to the Award, as the case may be, may be sold, transferred, assigned, pledged or attorney for mortgaged (other than through a transfer by will or by operation of law), nor may be subject of an attachment, power of attorney or transfer deed (other than a power of the purpose of participation in shareholders meetings or voting such Shares) unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise.

5.6.	With respect to any Award granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell and/or release from trust any Shares or Options and/or Share received upon the exercise of an Option and/or any other asset received, including without limitation any dividends and/or bonus shares, until the lapse of the Restricted Period and/or in accordance with tax ruling obtained.

5.7.	The Trustee shall be exempt from any liability in respect of any action or decision duly taken in its capacity as a Trustee, provided, however, that the Trustee acted at all times in good faith.

6.	Shares Subject to the Plan.

6.1.	Subject to the provisions of Section 12 below, the maximum aggregate number of Shares shall be determined by the Board from time to time. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares. Until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

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6.2.	If an Award expires or becomes non-exercisable without having been exercised in full, the non-purchased Shares which were subject thereto shall become available for grant or sale under the Plan.

7.	Exercise Price and Method of Payment.

7.1.	The exercise price of an Award shall be determined by the Administrator on the date of grant in accordance with Applicable Law and subject to guidelines as shall be suggested by the Board from time to time.

7.2.	The consideration for the exercise of Option shall be payable in a form satisfactory to the Administrator, including without limitation, by cash or check. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine. In addition, the Administrator in his full discretion and subject to Applicable Law and/or tax ruling issued by the ITA may adopt a cashless and/or net exercise method in accordance with the ITA ruling (if required) or the ITA’s guidelines.

7.3.	The proceeds received by the Company from the issuance of Shares subject to the Options will be added to the general funds of the Company and used for its corporate purposes.

8.	Exercise of Option

8.1.	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

8.2.	An Option shall be deemed exercised when the Company receives: (i) a written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment of the exercise price for such Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by Applicable Law, the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant, provided that Shares issued upon exercise of any Option which was granted under Section 102 Capital Gain Track or under Section 102 Employment Income Track shall be held, issued and registered in the name of the Trustee for the benefit of the Participant until the end of the Restricted Period.

8.3.	If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice of exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

8.4.	Subject to Applicable Law, an Option may not be exercised unless, at the time the Participant gives notice of exercise to the Company, the Participant includes with such notice also payment in cash or by bank check (or payment through sale of shares) of all withholding taxes due, if any, on account of his or her acquired Shares under the Option or gives other assurance satisfactory to the Administrator of the payment of those withholding taxes.

8.5.	Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

9.	Term of Award.

The term of Award shall expire on such date or dates as the Administrator shall determine at the time of the grant; provided, however, that the term of an Award shall not exceed ten (10) years from the date of grant thereof and subject to Section 11 below.

10.	Non-Transferability of Award.

Award and the rights and privileges thereof shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seizure or given as collateral or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant, only by the Participant and subject to the provisions of Section 102 and/or any Applicable Law, and shall not be subject to sale under execution, attachment, levy or similar process.

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11.	Termination.

11.1.	In the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, (i) all Options granted to Participant, which are vested and exercisable at the time of such termination, may, unless earlier terminated in accordance with the Award Agreement, be exercised within three (3) months after the date of such termination (or such different period as the Administrator shall prescribe) but in no event later than the expiration of the term of such Option or Shares as set forth in the Award Agreement. On the date of termination, all unvested Options and/or all unvested Shares shall expire and the Shares covered by the unvested portion of the Option or Shares shall revert to the Plan. If vested Option upon termination is not so exercised within the time specified above, the Option shall expire, and the Shares covered by such Option shall revert to the Plan (ii) with respect to Awards other than Options, all Awards granted to Participant, which are unvested and/or the restrictions have not lapsed, at the time of such termination, shall terminate, expire and revert to the Plan.

11.2.	In the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant, by reason of death or total and permanent disability, (i) all Options granted to Participant, which are vested and exercisable at the time of such termination may be exercised by the Participant, the Participant’s legal guardian, the Participant’s estate or a person who acquires the right to exercise the Option upon bequest or inheritance, as the case may be, within twelve (12) months after termination to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option and/or Shares as set forth in the Award Agreement). If, on the date of termination, a portion of the shares covered by the Participant’s Option is not vested in full, the unvested Shares shall revert to the Plan. If vested Shares covered by the Option is not so exercised within the period specified above, the Option and/or Shares shall expire, and the Shares covered by such Option shall revert to the Plan (ii) with respect to Awards other than Options, all Awards granted to Participant, which are unvested and/or the restrictions have not lapsed at the time of such termination, shall terminate, expire and revert to the Plan.

11.3.	Notwithstanding Sections 11.1 and 11.2 above, in the event of termination of Participant’s employment with the Company or any of its Affiliates, or if applicable, the termination of services given to the Company or any of its Affiliates by the Participant for Cause, all outstanding Awards granted to such Participant (whether vested or not) shall, to the extent not exercised, terminate on the date of such termination, unless otherwise determined by the Administrator, and the Shares covered by such Award shall revert to the Plan.

11.4.	For purposes of this Section, termination for “Cause” shall mean any of the following: (i) Participant has committed a dishonorable criminal offense; (ii) Participant is in breach of Participant’s duties of trust or loyalty to Company and/or Affiliate; (iii) Participant deliberately causes harm to Company’s and/or Affiliate’s business affairs, and/or any action by the Participant which has a detrimental effect on the Company and/or its Affiliate’s reputation or business; (iv) Participant breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of any agreement between the Company and/or Affiliate and the Participant and/or the provisions relating to confidentiality of the terms and conditions of any agreement signed between the Company and/or Affiliate and the Participant; (v) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company and/or its Affiliate of, and a reasonable opportunity to cure, such failure or inability; and/or (vi) circumstances that do not entitle Participant to severance payments under any applicable law and/or under any judicial decision of a competent tribunal.

11.5.	In the event that the Participant does not comply in full with any of non-compete, non solicitation, confidentiality or any other requirements of any agreement between the Company and/or Affiliate and the Participant (whether before or after termination of Participants employment or engagement, as applicable, by the Company and/or its Affiliate), the Administrator may, in its sole discretion, refuse to allow the exercise of the Options and all outstanding Options, shall be terminated, and the Shares covered by such Option shall revert to the Plan.

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12.	Adjustments upon Changes in Capitalization.

In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of the Shares, rights issuance or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Administrator in its sole discretion may make an appropriate adjustment in the number of Shares related to each outstanding Award, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Option, provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the Administrator. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect an Award granted to a Participant, and no adjustment by reason thereof shall be made with respect to the number or price of Shares subject to an Award.

12.1.	Distribution of Bonus Shares. Notwithstanding anything to the contrary, in the event that the Company distributes bonus shares, the exercise price of Options granted under this Plan that are outstanding as of the record date of such distribution (hereinafter in this Section 12.1, the “Record Date”) shall not be adjusted; however, the number of Shares covered by each Outstanding Option and the number of Shares which have been authorized for issuance under the Plan but as to which no Options or other Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or other Award, shall be proportionately adjusted to the increase in the number of issued Shares, such that the number of Shares underlying the relevant Outstanding Option shall increase by the proportionate number of bonus shares (of the same class which was distributed to the other shareholders in the applicable distribution of bonus shares) to which the Option holder would have otherwise been entitled had the exercise of the Outstanding Option taken place immediately prior to the distribution of the bonus shares. Bonus shares distributed pursuant to this Section 7.1 shall be subject to and in accordance with the terms of any applicable ruling issued by the ITA with respect to Section 102 Capital Gain Track grants, to the extent required, all prior Awards as well as future Awards (whether under Section 102 or otherwise) must be adjusted by the same mechanism and the bonus shares shall be subject to any legend or restriction applicable to the holders of bonus shares for which this adjustment was applied.

For purposes of this Section 12.1, the term “Outstanding Options” shall mean Options granted prior to the Record Date, which have not been exercised into Shares prior to or on the Record Date.

12.2.	Rights Issue. Notwithstanding anything to the contrary, in the case of a rights issue made by the Company to its securities holders, the number of Shares covered Options granted under this Appendix as of the record date of such distribution (hereinafter in this Section 12.2, the “Record Date”) shall be proportionately and equitably adjusted so as to maintain through such an event the proportionate equity portion represented by the rights issue, such that the number of Shares underlying the relevant Outstanding Option shall be proportionately adjusted to the benefit component underlying the rights issuance as represented by the difference between the closing price of the Company's shares on the stock exchange on the last trading day prior to the “ex-rights” day and the base price of the Company's shares on the stock exchange following the “ex-rights” day. This adjustment shall be subject to and in accordance with the terms of any applicable ruling issued by the ITA with respect to 102 Capital Gains Track Grants, to the extent required, and all prior Awards as well as future Awards (whether under Section 102 or otherwise) must be adjusted by the same mechanism.

For purposes of this Section 12.2, the term “Outstanding Options” shall mean Options granted prior to the Record Date, which have not been exercised into Shares prior to or on the Record Date.

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12.3.	Dividends. Notwithstanding anything to the contrary, in the event of a distribution of cash dividend or in kind dividend to the Company’s shareholders (including by way of court approved distribution pursuant to an applicable statute), the exercise price of Options granted under this Appendix that are outstanding as of the record date of such distribution of a dividend in cash or in kind (hereinafter in this Section 12.3, the “Record Date”), shall be adjusted, such that the exercise price of the Outstanding Options shall be decreased by the gross dividend amount per Share (or its monetary value in the event of a dividend in kind). This adjustment shall be subject to and in accordance with the terms of any applicable ruling issued by the ITA with respect to 102 Capital Gains Track Grants, to the extent required, and all prior Awards as well as future Awards (whether under Section 102 or otherwise) must be adjusted by the same mechanism. In no event will the exercise price of the Options outstanding as of the Record Date be adjusted to a price lower than the minimum exercise price set forth in applicable law. Except as expressly provided herein, no distribution of a dividend in cash or in kind shall affect, and no adjustment thereof shall be made, with respect to the number of Shares subject to an Option.

For purposes of this Section 12.3, the term “Outstanding Options” shall mean Options granted prior to the Record Date, which have not been exercised into Shares prior to or on the Record Date.

13.	Dissolution or Liquidation.

In the event of dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such transaction. The Administrator in its discretion will determine the period of time of which Option (which is vested and exercisable) may be exercised, which in no event is less than fifteen (15) days prior to such transaction. To the extent the Option has not been previously exercised, the Option will expire immediately prior to the consummation of such proposed action.

14.	Merger/Sale.

14.1.	In the event of a single transaction and/or a series of transactions in connection with any of the following events: (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company for cash, securities or any other asset, (ii) a sale (including an exchange) of all or substantially all of the shares of the Company (iii) a merger, acquisition, consolidation, amalgamation or like transaction of the Company with or into another corporation whereas the Company is not the surviving Company (iv) a scheme of arrangement for the purpose of effecting such sale, merger, acquisition, consolidation or amalgamation, or (v) such other transaction that is determined by the Board to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then, without the Participant’s consent or action:

(i)	Any surviving corporation or acquiring corporation or any parent or affiliate thereof, all as determined by the Board in its discretion, may assume or continue any Awards outstanding under the Plan in all or in part or shall substitute to similar awards in all or in part.

(ii)	In the event that the Awards are not assumed or substituted (in all or in part), then the Board may (but shall not be obligated to), in lieu of such assumption or substitution of the Award and in its sole discretion: (a) provide the Participant with the right to exercise the vested Award and/or cancel all of the unvested Awards and/or (b) provide for the cancellation of each outstanding Award at the closing of such Merger/Sale, and payment (by cash and/or securities) to the Participant for any vested Award, as determined by the Board, all subject to such terms and conditions as determined by the Board.

(iii)	The Board shall have the right (but not the obligation) to accelerate of the vesting of an Award, as to all or part of the Shares covered by the Award which would not otherwise be exercisable or vested, and all under such terms and conditions as the Board shall determine on a case-by-case basis.

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14.2.	Notwithstanding the above, in the event of a Merger/Sale in which all or substantially all of the Shares of the Company are to be sold and/or exchanged for securities of another company, each Participant shall be obliged to sell or exchange, as the case may be, any Shares issued to the Participant under the Plan, in accordance with the instructions issued by the Board, whose determination shall be final.

14.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Board may determine, in its sole discretion, that upon or prior to completion of such Merger/Sale, the terms of the Plan shall be amended and/or modified and/or the terms of any Award be otherwise amended, modified or terminated, as the Board shall deem to be appropriate, including but not limited to, that the Award shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Board shall deem to be appropriate.

14.4.	Neither the authorities and powers of the Board under this section nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan.

14.5.	For avoidance of doubt, it is hereby clarified that any tax consequences arising from the above described, shall be borne solely by the Participant.

14.6.	Notwithstanding the above said, the Board may, in its sole discretion, decide other terms regarding the treatment of the outstanding Awards, in case of Merger/Sale.

15.	Articles of Association; Shareholders Agreement; Lock-Up.

15.1.	Participant acknowledges the terms and provisions of the Article of Association of the Company, as shall be amended from time to time.

15.2.	Participant acknowledges and accepts the terms and provisions of any shareholders agreements as applicable to other shareholders holding Shares of the Company, and hereby agrees to be bound by their terms as if he or she was an original party thereof.

15.3.	Participant acknowledges that Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitation.

16.	Date of Grant.

Subject to Applicable Law, the date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Participant.

17.	Rights as a Shareholder; Voting and Dividends.

17.1.	Prior to exercise of an Option and with respect to restricted shares during the period of restrictions, a Participant shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, a Participant shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

17.2.	Upon issuance of Shares as a result of exercise of Options, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, unless otherwise determined by the Board.

18.	Tax Consequences.

18.1.	Any tax consequences arising from the grant of any Award and/or vesting of Award and/or exercise of any Option and/or from sale of Shares and/or any disposition of Shares or Award and/or from any other event or act (whether of the Participant or of the Company or its Affiliates or of the Trustee) hereunder, shall be borne solely by the Participant.

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18.2.	The Company and/or the Trustee shall have the right to withhold taxes according to the requirements under Applicable Laws, rules, and regulations, including withholding taxes at source and under Section 102 or Section 3(i).

18.3.	Furthermore, a Participant shall indemnify the Company and/or Affiliate and/or the Company’s shareholders and/or directors and/or officers, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold tax.

18.4.	Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Participant until all tax consequences (if any) arising from the exercise of such Options and/or sale of Shares and/or Award are resolved in a manner reasonably acceptable to the Company.

18.5.	With respect to Awards granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, the Trustee and/or the Company will withhold any tax due to the ITA according to applicable trust agreement, the Plan and any Applicable Law.

18.6.	Without derogating the above, the Participant’s Award shall be subject to any tax ruling and/or other arrangements between the Company and tax authorities.

19.	No Rights to Employment.

Nothing in the Plan or in any Award granted or agreement entered into force pursuant hereto shall confer upon any Participant the right to continue an employment relationship, or to continue in a consultant, director, officer or service provider relationship with the Company or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or Affiliate to terminate such Participant’s relationship.

20.	Term, Termination and Amendment of the Plan.

20.1.	The Plan shall become effective upon its adoption by the Board and shall continue in effect for a term of ten (10) years from the date of adoption unless sooner terminated.

20.2.	The Board may at any time amend, alter, suspend or terminate the Plan or the term and conditions of Award granted under the Plan.

20.3.	Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.	Conditions Upon Issuance of Shares.

21.1.	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.2.	Investment Representations. As a condition to the exercise of an Option, or the grant of an Award, the Administrator may require the Participant to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.3.	Other Compliance. At the time of issuance, the Participant is not in default under any agreement between the Company and any of its Affiliates and Participant.

22.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares hereunder, shall release the Company from any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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23.	Reservation of Shares.

The Company, during the term of this Plan, shall at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

24.	Multiple Agreements.

The terms of each Award may differ from other Awards granted under the Plan at the same time. The Administrator may also grant more than one Award to a given Participant during the term of the Plan in addition to one or more Awards previously granted to that Participant.

25.	Governing Law.

This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

******

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SATIXFY COMMUNICATIONS LTD.

U.S. ADDENDUM (AS AMENDED AND RESTATED)

TO THE 2020 SHARE AWARD PLAN (AS AMENDED AND RESTATED)

ADOPTED BY ITS BOARD OF DIRECTORS

ON _____ ___, ____

ADOPTED BY ITS SHAREHOLDERS

ON _____ ___, ____

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SATIXFY COMMUNICATIONS LTD.

U.S. ADDENDUM (AS AMENDED AND RESTATED)

TO THE 2020 SHARE AWARD PLAN (AS AMENDED AND RESTATED)

(a)   This Addendum (as Amended and Restated), including any subsequent amendments and restatements thereto, as may be made from time to time (this “US Addendum”), is part of the “2020 Share Award Plan” (as Amended and Restated) including any subsequent amendments and restatements thereto, as may be made from time to time (the “Plan”), adopted by SatixFy Communications Ltd. (the “Company”), and is effective as of _____ ___, ____ (the “Effective Date”).

(b)   This US Addendum governs grants of Options (as such term is defined below) by the Company to Participants who are United States citizens or who are resident aliens of the United States of America for United States federal income tax purposes.

(c)   This US Addendum applies with respect to an award of an Option granted under the Plan. The purpose of this US Addendum is to establish certain rules and limitations applicable to an award of Options that may be granted to Participants from time to time, in compliance with Applicable Law (including securities laws). Except as otherwise provided by this US Addendum, all Options granted pursuant to this US Addendum shall be governed by the terms of the Plan.

(d)   The provisions of this US Addendum shall supersede and govern in the case of any inconsistency between the provisions of this US Addendum and the provisions of the Plan, provided, however, that this US Addendum shall not be construed to grant any rights not consistent with the terms of the Plan, unless specifically provided herein.

(e)   Titles and headings of the sections in this US Addendum are for convenience of reference only, and in the event of any conflict, the text of this US Addendum, rather than such titles or headings, shall prevail.

1.          Definitions. Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to awards of Options made pursuant to this US Addendum:

“Affiliate” means any entity controlling, controlled by or under common control with the Company. For the purpose of this definition of Affiliate, control shall mean the ability, to direct the activities of the relevant entity and/or shall include the holding of more than 50% of the capital or the voting of such entity. The Board shall have the authority to determine: (i) the time or times at which the ownership requirements set forth above are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

“Applicable Law” means the laws, statutes or regulation of any govermental authority of the State of Israel and the United States, or any stock exchange or quotation system on which the shares are listed or quoted, as are in effect from time to time.

“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan. Each Award Agreement shall be subject to the terms and conditions of the Plan and this US Addendum.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Director” means a member of the Board.

“Employee” means any person employed by the Company or an Affiliate. However, the provision of services solely as a Director, or payment of a fee for such service, shall not cause the Director to be considered an “Employee” for purposes of this US Addendum.

“Exercise Price” means the price per share at which a Participant holding an award of Options may purchase Shares issuable with respect to such award of Options, which price shall be no less than the Fair Market Value of a Share on the Grant Date.

“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable or (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination.; or (iii) in the absence of an established market for the Company's shares, the Fair Market Value shall be determined in good faith by the Administrator (including in accordance with an independent third party valuation of the Company which may be obtained by the Administrator). Without derogating from the above, the Fair Market Value shall be in compliance with Section 409A of the Code, or in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

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“Grant Date” means the date an Option grant becomes effective pursuant to the Company's corporate governance provisions, the language of the Plan and this US Addendum and other Applicable Laws that specify the actions required in order to affect the grant of an Option under the Plan and this US Addendum.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Shares granted pursuant to the Plan.

“Optionee” means a Participant holding an Option who is subject to taxation in the United States.

“Participants” means Employees, Directors and other individuals and entities who are United States citizens or who are resident aliens of the United States for United States federal income tax purposes.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares constituting more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any Affiliate.

“Underlying Shares” means Shares issued or to be issued upon exercise of Options in accordance with the Plan and this US Addendum.

2.            Grant of Options

(a)   Every Option granted to a Participant shall be evidenced by an Award Agreement in such form as the Administrator shall approve from time to time, specifying the date in which the Options have been granted, number of Shares that may be purchased pursuant to the award of Options, the time or times at which the Option shall become exercisable in whole or in part, the resrictions on exercise (if any), the Exercise Price of such Options, the term of the Options and such other terms and conditions as the Administrator shall approve.

(b)   The awards of Options granted pursuant to the Plan and this US Addendum shall be treated as either Nonqualified Stock Options or Incentive Stock Options. Incentive Stock Options may only be granted to Employees of the Company or of an Affiliate. To the extent that any Option is not designated as an Incentive Stock Option under the provisions of the Plan, this US Addendum and the Code, it shall be treated as a Nonqualified Stock Option.

(c)   Options may be granted at any time after the Plan and this US Addendum have been approved by the necessary corpororate bodies of the Company, and all others approvals, consents or requirements necessary by the Applicable Law have been received or met.

3.            Maximum Number of Incentive Stock Options. Subject to the provisions of Section 6 of the Plan relating to the number of Shares reserved under the Plan, and Section 12 of the Plan relating to capitalization adjustments, the maximum number of Shares that may be awarded specifically in the form of Incentive Stock Options only, under the Plan and this US Addendum, is 1,000,000. To the extent that an outstanding Incentive Stock Option expires or terminates or is cancelled or forfeited, the Shares subject to such Incentive Stock Option shall again be available for re-issuance under the Plan.

4.            Limit on Grant of Incentive Stock Options. To the extent that the aggregate Fair Market Value (as determined as of the Grant Date) of Shares with respect to which Incentive Stock Options are exercisable for the first time during any calender year (under the Plan and this US Addendum and all other similar types of plans of the Company and/or any Affiliate in which the Optionee participates) exceeds US $100,000, such portion in excess of US $100,000 shall be treated as a Nonqualified Stock Option. In the event that the Optionee holds two or more such Options that become exercisable for the first time in the same calender year, such limitation shall be applied on the basis of the order in which such Options are granted.

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5.            Option Exercise Price. On the Grant Date, the Exercise Price for each Underlying Share subject to a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value per share of such Shares on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Exercise Price lower than as set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424 of the Code. Notwithstanding the above, in the event that the Incentive Stock Option is granted to a Ten Percent Shareholder, then the Exercise Price for each Share subject to the Incentive Stock Option shall be no less than 110% of the Fair Market Value of the Shares on the Grant Date.

6.            Term of this US Addendum. The Administrator may suspend or terminate this US Addendum at any time. Unless terminated earlier, this US Addendum shall terminate on the day before the Tenth (10th) anniversary of the earlier of the date the Plan was amended to include this US Addendum, or the date this US Addendum was approved by the Company's shareholders.

7.            Term of Incentive Stock Option. An Incentive Stock Option must be exercised by an Optionee within ten (10) years from the Grant Date.

8.            Term of Incentive Stock Option to a Ten Percent Shareholder. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option is not exercisable after the expiration of five (5) years from the Grant Date.

9.            Term of Options which Are Not Incentive Stock Option. These Options must be exercised by an Optionee within ten (10) years from the Grant Date.

10.            Exercise of Incentive Stock Option following Termination of Continuous Service. In the event that in accordance with Section 11 of the Plan, an Incentive Stock Option is exercised more than three (3) months after an Employee's termination of service, or is exercised more than one (1) year after termination of service because of death or disability, the Incentive Stock Option shall be treated as a Nonqualified Stock Option and may continue to be exercised during the remaining term (if any) of the Option.

11.            Tax Consequences. Any tax consequences arising from the grant or exercise of any Option, from the issuance of the Underlying Shares by the Company, from the sale of the Underlying Shares by the Participant or from any other event or act (of the Company, and/or its Affiliates, and the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates or any other person on their behalf, shall be entitled to withhold taxes according to the requirements under the Code or any Applicable Law including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates or any other person on their behalf and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its Affiliates or any other person on their behalf may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by the Applicable Law to be withheld with respect to Options granted under the Plan and this US Addendum and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Participant, and/or (ii) requiring a Participant to pay to the Company or any of its Affiliates or any other person on their behalf the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Underlying Shares, and/or (iii) by causing the exercise of Options and/or the sale of Underlying Shares held by or on behalf of a Participant to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Participant will be required to pay any amount that exceeds the tax to be withheld and remitted to the tax authorities, pursuant to the Applicable Law.

12.            Options not Constituting an Employment or Service Contract. Nothing in the Plan, this US Addendum, the Award Agreement or any Option granted under the Plan and this US Addendum will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other engagement with the Company or any Affiliates, or limit in any way the right of the Company or any Affiliate to terminate employment or other engagement with the Company or its Affiliates, as the case may be.

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13.            Rights and Privileges as a Shareholder. Except as otherwise specifically provided in the Plan and this US Addendum, no Participant shall be entitled to the rights and privileges of share ownership in respect of the Underlying Shares that are subject to the grant of Options hereunder until such shares have been issued to that Participant.

14.            Data Privacy Consent. In order to administer the Plan, this US Addendum, the Award Agreement and the award of Options, the Company may process personal data regarding the Participant. Such data may include, but is not limited to, the information provided in the Award Agreement and any changes thereto, other appropriate personal and financial data regarding the Participant, including without limitation, the Participant’s home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or Shares held by such Participant in the Company and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan, this US Addendum, the Award Agreement and the award of Options. By accepting the grant of any Option, the Participant thereby gives explicit consent to the Company (i) to process any such personal data, and (ii) to transfer any such personal data outside the country in which the Participant works, or is employed, to transferees who will include the Company and its Affiliates, and to other persons who are designated by the Company to administer the Participant's participation in the Plan.

15.            Governing Law and Jurisdiction. The Plan, this US Addendum and the Award Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel without reference to the principles or conflicts of laws thereof.

16.            Compliance with Applicable Law. The obligation of the Company to deliver Underlying Shares upon exercise of any Option shall be subject to Applicable Law and to such approvals by governmental agencies as may be required. The Administrator shall have the authority to suspend the application of any provisions of the Plan which could, in its sole discretion, result in adverse tax consequences to any Participant under Section 409A of the Code.

THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING OPTIONS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE PARTICIPANT.

17.            Securities Law. Without derogation from any provisions of the Plan and this US Addendum, all grants pursuant to this US Addendum shall be subject to, and in compliance with, the Securities Act of 1933, as amended from time to time, and any Applicable Law with respect to securities and the rules and regulations promulgated thereunder.

18.            Effective Date. This US Addendum regarding Incentive Stock Option shall be subject to approval of the Plan by the Company’s shareholders, for the purposes of qualifying the Plan with respect to the issuance of Incentive Stock Option, and such approval to be provided 12 months before or after the date of adoption of the Plan by the Board.

* * * * *

Satixfy Communications Limited

Rules (as Amended and Restated)

of

The Satixfy 2020 EMI Share Option Plan (As Amended and Restated)

Established by resolution of the board of directors of the Company on _____ ___, ____ and adopted as an addendum to the Satixfy 2020 Israeli Share Award Plan (as Amended and Restated)

Rules of the Satixfy 2020 EMI Share Option Plan (as Amended and Restated)

1.	Interpretation

1.1	Unless otherwise defined herein, capitalised terms used in this Addendum shall have the meaning ascribed to them under the Satixfy 2020 Israeli Share Award Plan (as Amended and Restated) including any subsequent amendments and restatements thereto, as may be made from time to time (the “Master Plan”).

1.2	This Addendum (as Amended and Restated), including any subsequent amendments and restatements thereto, as may be made from time to time, shall be deemed for all intents and purposes as an integral part of the Master Plan and shall apply only to Option Holders who are Eligible Employees.

1.3	This Addendum amends the Master Plan so that the Master Plan together with this Addendum complies with certain requirements under applicable English law in general and, in particular with the provisions of ITEPA 2003 in relation to EMI options. In the case of contradiction between the provisions of this Addendum and the Master Plan, the provisions set out in this Addendum shall prevail. For the avoidance of doubt, it is clarified that, other than in the case of a contradiction, the provisions of this Addendum shall be in addition to, and shall not derogate from, any provisions, rights, powers, authorities, restrictions or limitations pursuant to the Master Plan, which shall apply to all options.

1.4	All references to Section 102 in the Master Plan, including the rules and regulations promulgated thereunder, the provisions thereof, and all restrictions required thereby, shall not be incorporated by reference into this Addendum and shall not apply to Eligible Employees under this Addendum. For the avoidance of doubt, this Addendum does not add to, or modify, the Master Plan in respect of any Option Holder who are not granted options pursuant to this Addendum.

1.5	The following definitions and rules of interpretation apply in the Plan.

51% Subsidiary: has the meaning given in section 989 of the Income Tax Act 2007.

Acting in Concert: has the meaning given to it in the City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers.

Adoption Date: the date of the adoption of the Plan by the Company.

Associate: has the meaning given by paragraph 31, paragraph 32 and paragraph 33 of Schedule 5, with Chapter 11 of Part 7 of ITEPA 2003 being applied for the purposes of paragraph 32(2).

Board: the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Master Plan or the Plan.

Business Day: a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Change of Control: the sale of any of the Shares (in one transaction or a series of transactions) that will result in the Offeror of those Shares and persons Acting in Concert with them together acquiring Control of the Company, except where the Offeror is a company and the shareholders of that company and the proportion of shares in that company held by each of them following completion of the sale are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale.

Clawback Amount: an amount of value determined in accordance with rule 7.

Closed Period: has the same meaning as in the Market Abuse Regulation.

Company: Satixfy Communications Limited incorporated and registered in Israel with number 516135035.

Control: has the meaning given in section 719 of ITEPA 2003.

CSOP Option: a share option granted under a Schedule 4 CSOP Scheme as defined in Schedule 4 to ITEPA 2003.

Dilutive Shares: on any date, all shares of the Company that:

a)	have been issued, or transferred out of treasury, on the exercise of options granted, or in satisfaction of any other awards made, under any Employees’ Share Scheme (including the Plan); or

b)	remain capable of issue, or transfer out of treasury, under any Existing Options that were granted;

in either case during the shorter of the period of ten years ending on (and including) that date and the period since the Shares were first admitted to trading on a recognised stock exchange.

Disqualifying Event: has the meaning given in sections 533 to 536 of ITEPA 2003.

Eligible Employee: any Employee who:

a)	must spend on average at least the Statutory Minimum Time on the business of one or more Group Members;

b)	does not have a Material Interest (either on their own or together with one or more of their Associates); and

c)	has no Associate or Associates who or which has or (taken together) have a Material Interest.

EMI Option: a qualifying option as defined in paragraph 1(2) of Schedule 5.

Employee: an individual who is an employee of the Company or a Qualifying Subsidiary.

Employees’ Share Scheme: has the meaning given in section 1166 of the Companies Act 2006.

Employer Company: the Option Holder’s employer or former employer as applicable.

Exercise Condition: a condition that must be satisfied before an Option may be exercised, which complies with rule 3 and is specified in the Option Agreement under rule 2.6

Exercise Condition Measurement Date: the earliest date on which it is possible for the Board to determine that an Exercise Condition has been satisfied.

Exercisable Number: has the meaning given in rule 13.5.

Exercise Price: the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to rule 14 (b)):

a)	may not be less than the nominal value of a Share, if Shares are to be newly issued to satisfy the Option; and

b)	while the Shares are quoted on AIM, may not be less than the closing price of a Share on the Business Day immediately before the Grant Date.

Existing Option: an option or any other right to acquire or receive Shares granted under any Employees’ Share Scheme (including the Plan), that remains capable of satisfaction.

Grant Date: the date on which an Option is granted under the Plan.

Grant Period: any period during which Options may be granted, as specified in rule 2.

Group: the Company and its 51% Subsidiaries (references to Group Member shall be construed accordingly).

HMRC: HM Revenue & Customs.

ITEPA 2003: the Income Tax (Earnings and Pensions) Act 2003.

Market Abuse Regulation: Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

Market Value: the market value of a Share determined to the satisfaction of the Board in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992. If Shares are subject to Relevant Restrictions, the Market Value shall be determined as if they were not.

Master Plan: means the Satixfy 2020 Israeli Share Award Plan (as Amended and Restated), including any subsequent amendments and restatements thereto, as may be made from time to time.

Material Interest: has the meaning given in paragraph 28 of Schedule 5.

NICs: National Insurance contributions.

Offeror: the person who acquires control of the Company on a Change of Control.

Option: a right to acquire Shares granted under the Plan.

Option Agreement: a written agreement constituting an Option, entered into under rule 2.6.

Option Holder: an individual who holds an Option or, where applicable, the personal representatives of a deceased Option Holder.

Personal Data: any personal information that could identify an Option Holder.

Plan: means this Addendum (as Amended and Restated), including any subsequent amendments and restatements thereto, as may be made from time to time, to the Satixfy 2020 Israeli Share Award Plan (as Amended and Restated), including any subsequent amendments and restatements thereto, as may be made from time to time, being the Employees’ Share Scheme constituted and governed by the Master Plan and the Addendum, as amended from time to time.

Qualifying Exchange of Shares: an event falling within paragraph 40 of Schedule 5.

Qualifying Subsidiary: has the meaning given by paragraph 11 of Schedule 5.

Redundancy: has the meaning given by the Employment Rights Act 1996.

Relevant Restriction: a provision included in any contract, agreement, arrangement or condition (including the articles of association of the Company) to which any of section 423(2), section 423(3) and section 423(4) of ITEPA 2003 would apply if references in them to employment-related securities were references to Shares.

Rollover Period: any period during which Options may be exchanged for options over shares in another company (under paragraph 42 of Schedule 5, rule 15.1 and rule 15.5).

Schedule 5: Schedule 5 to ITEPA 2003, which specifies the requirements that must be met for a share option to be an EMI Option.

Shares: 0.0001 NIS ordinary shares in the Company (subject to rule 15.2 (b) and rule 16).

Statutory Minimum Time: committed time (as defined in paragraph 26 of Schedule 5), equal to the statutory threshold (as defined in that paragraph).

Sufficient Shares: the smallest number of Shares that, when sold, produce an amount at least equal to the relevant Tax Liability (after deduction of brokerage and any other charges or taxes on the sale).

Taxable Event: any event or circumstance that gives rise to a liability for the Option Holder to pay income tax, NICs or both (or their equivalents in any jurisdiction) in respect of:

a)	the Option, including its exercise, assignment or surrender for consideration, or the receipt of any benefit in connection with it;

b)	any Shares (or other securities or assets):

i.	earmarked or held to satisfy the Option;

ii.	acquired on exercise of the Option;

iii.	acquired as a result of holding the Option; or

iv.	acquired in consideration of the assignment or surrender of the Option;

c)	any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in (b) above; or

d)	any amount due under pay as you earn (PAYE) in respect of securities or assets in (a) to (c) above, including any failure by the Option Holder to make good such an amount in the time limit specified in section 222 of ITEPA 2003.

Tax Liability: the total of any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.

Vest: an Option Holder becoming entitled to exercise an Option and “Vested” and “Unvested” shall be construed accordingly

1.6	Rule headings shall not affect the interpretation of the Plan.

1.7	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to other genders.

1.9	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.10	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.11	A reference to writing or written includes fax and email.

1.12	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.13	References to rules are to the rules of the Plan.

1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of Options

2.1	The Company (acting through the Board) may grant EMI Options for commercial reasons in order to recruit or retain an Eligible Employee. The Company may not grant EMI Options as part of any scheme or arrangement for which the main purpose (or one of its main purposes) is tax avoidance.

2.2	Subject to the rules, the Company (acting through the Board) may grant an Option:

(a)	intended to be an EMI Option, to any Eligible Employee it chooses;

(b)	not intended to be an EMI Option, to any Employee it chooses.

2.3	Subject to rule 2.4, while any Shares are traded on a recognised stock exchange, the Company may only grant an Option during:

(a)	any period of 42 days immediately following the end of a Closed Period; and

(b)	any other period that the Board has decided should be a Grant Period due to exceptional circumstances.

2.4	The Company may not grant Options:

(a)	at any time when that grant would be prohibited by, or in breach of, the Market Abuse Regulation or any other law, regulation with the force of law or the rules of any stock exchange on which the Shares are listed (in addition, any previously granted Options must adhere to the law, regulation with the force of law or the rules of any stock exchange on which the Shares are listed); or

(b)	after the tenth anniversary of the Adoption Date.

2.5	The Company may grant Options intended to be EMI Options only when the Company is a qualifying company as defined in paragraph 8 of Schedule 5.

2.6	The Company shall enter into an Option Agreement as a deed in a form approved by the Board. Each Option Agreement shall (without limitation):

(a)	specify the Grant Date of the Option, which shall not be earlier than the date on which the relevant Option Agreement is executed by the Company;

(b)	at the discretion of the Board, specify either:

(i)	that the Option is granted under the provisions of Schedule 5; or

(ii)	that the Option is not intended to be an EMI Option.

(c)	specify the number and class of the Shares over which the Option is granted;

(d)	specify the Exercise Price;

(e)	specify the Exercise Condition(s);

(f)	specify any other condition to which the Option is subject;

(g)	specify the how and when the Option Vests and may be exercised;

(h)	specify the date when the Option will lapse, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier. This date may not be later than the tenth anniversary of the Grant Date;

(i)	if the Shares are subject to any Relevant Restriction, include details of that Relevant Restriction;

(j)	include a statement that the Option is subject to these rules (which shall be incorporated in the Option Agreement by reference);

(k)	include the terms required by rule 12.1, rule 12.2 and rule 12.4;

(l)	include the power of attorney required by rule 12.5;

(m)	include a term giving effect to rule 2.7;

(n)	include a summary of rule 11.1 and rule 11.2 (i); and

(o)	if the Option is intended to be an EMI Option, include a declaration by the Option Holder of compliance with the Statutory Minimum Time requirement.

2.7	If an Option Holder granted an EMI Option does not correctly complete and sign the Option Agreement and return it to the Group Member that employs the Option Holder by the date, if any, specified in the Option Agreement, the relevant Option shall automatically lapse on the day after that date.

2.8	The Group Member that employs the relevant Option Holder shall, in respect of any Option intended to be an EMI Option, comply with its obligations under paragraph 44 of Schedule 5.

2.9	No amount shall be paid by an Employee for the grant of an Option.

3.	Exercise Condition

3.1	On the Grant Date of any Option, the Board shall specify one or more appropriate Exercise Conditions for the Option. An Exercise Condition must be capable of being met within ten years after the relevant Grant Date.

3.2	The Board may vary or waive any Exercise Condition, provided that any varied Exercise Condition shall be (in the reasonable opinion of the Board):

(a)	a fairer measure of performance than the original Exercise Condition, as judged at the time of the variation;

(b)	no more difficult to satisfy than the original Exercise Condition was at the Grant Date; and

(c)	not materially easier to satisfy than the original Exercise Condition was at the Grant Date, unless the variation of the Exercise Condition has been approved in advance by the Company in general meeting.

3.3	Rule 3.2 shall not permit the general waiver by the Board of Exercise Conditions on:

(a)	cessation of employment;

(b)	the occurrence of any event permitting the exercise of Options under rule 13.5; or

(c)	the release of Options in exchange for New Options under rule 15.

3.4	The Board shall determine whether, and to what extent, the Exercise Condition has been satisfied on, or as soon as reasonably possible:

(a)	after the Exercise Condition Measurement Date;

(b)	following the death of an Option Holder in order to apply the reduction required by rule 8.3(b) 1.1; or

(c)	in order to determine the Exercisable Number in accordance with rule 14.

3.5	The Board shall notify the Option Holder within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and, if relevant, to what extent) the Exercise Condition has been satisfied;

(b)	of any subsequent change in whether, or the extent to which, the Exercise Condition has been satisfied;

(c)	when that Exercise Condition has become incapable of being satisfied, in whole or in part; and

(d)	of any waiver or variation of that Exercise Condition under rule 3.2.

3.6	Subject to rule 3.7 and rule 3.8, if the Board considers that a Exercise Condition has become incapable of being satisfied, in whole or in part, that Option, or the appropriate part of it, shall lapse immediately.

3.7	If:

(a)	the Option is an EMI Option;

(b)	the Option Holder also holds an option over Shares (the Non-qualifying Option) that has the same exercise price for a Share as the EMI Option; and

(c)	if the Non-qualifying Option was granted under a different Employees’ Share Scheme, it is subject to a rule of similar effect to this rule 3.7,

then the Board shall aggregate the number of Shares subject to the EMI Option and the Non-qualifying Option as if they were one Option for the purposes of rule 3.6 and shall cause the Non-qualifying Option to lapse first so that the EMI Option shall not lapse unless the Non-qualifying Option lapses completely.

3.8	If the Option is an EMI Option only in part, due to the application of rule 4.2, rule 4.3 or rule 5.3 on the grant of that Option, then the part that is not an EMI Option shall lapse first. Therefore, the part that is an EMI Option shall not lapse until the other part has lapsed completely.

4.	Overall grant limits

4.1	At any time, the total Market Value (at the relevant dates of grant) of the Shares (and any other shares in the Company) that can be acquired on the exercise of all EMI Options over the shares must not exceed £3 million (or any other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time). No Option shall be an EMI Option if, immediately before it is granted, the total Market Value (at the relevant dates of grant) of the Shares (and any other shares of the Company) that can be acquired on the exercise of all EMI Options over these shares already equals £3 million (or any other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time).

4.2	If the grant of any Option that is:

(a)	intended to be an EMI Option; and

(b)	not granted at the same time as any other Option(s),

would cause the limit in rule 4.1 to be exceeded, that Option shall not be an EMI Option so far as it relates to the excess.

4.3	If several Options are:

(a)	intended to be EMI Options; and

(b)	granted at the same time as each other,

and this would cause the limit in rule 4.1 to be exceeded, the Options shall not be EMI Options so far as they relate to the excess. Paragraph 7(5) of Schedule 5 applies for the purpose of determining which part of each of these Options relates to the excess.

4.4	The Company may not grant an Option if that grant would result in the total number of Dilutive Shares exceeding ten percent (10%) of the issued share capital of the Company.

5.	Individual grant limits

5.1	At any time, the total Market Value (at the relevant dates of grant) of the shares (which may include Shares) that an Eligible Employee can acquire on the exercise of EMI Options granted to them by reason of their employment with:

(a)	any Group Member; or

(b)	any two or more Group Members,

may not exceed £249,999 (or any other amount as may be specified by paragraph 5 of Schedule 5 at the relevant time, minus £1). No Option shall be an EMI Option if, immediately before it is granted, the total Market Value (at the relevant dates of grant) of the shares that can be acquired on the exercise of all EMI Options held by the relevant Eligible Employee and falling within this rule 5.1 equals £250,000 (or any other amount as may be specified by paragraph 5 of Schedule 5 at the relevant time).

5.2	Any CSOP Options granted to the relevant Eligible Employee by reason of his employment with any Group Member shall be treated as EMI Options to be counted against the limit set out in rule 5.1.

5.3	If the grant of any Option that is intended to be an EMI Option would cause the limit in rule 5.1 to be exceeded, that Option shall not be an EMI Option so far as it relates to the excess.

5.4	If an Eligible Employee has been granted EMI Options over shares (which may include Shares) with a total Market Value of £250,000 (or any other amount as may be specified by paragraph 6 of Schedule 5 at the relevant time) by reason of their employment with:

(a)	any Group Member; or

(b)	any two or more Group Members,

whether or not those EMI Options have been exercised or released, any Option granted to that Eligible Employee shall not be an EMI Option if the Grant Date of that Option falls within the period of three years after the Grant Date of the last EMI Option to be granted to them that falls within this rule 5.4.

6.	Circumstances in which malus and clawback can apply

6.1	Rule 6 applies in relation to an Option if:

(a)	either or both rule 6.2 and rule 6.3 apply; and

(b)	rule 6.4 applies.

6.2	This rule 6.2 applies in relation to an Option if the Board, at its discretion, determines that any of the following circumstances exist:

(a)	the Option Holder has participated in or was responsible for conduct which resulted in significant losses to a Group Member;

(b)	the Option Holder has failed to meet appropriate standards of fitness and propriety;

(c)	the Company has reasonable evidence of fraud or material dishonesty by the Option Holder;

(d)	the Company has become aware of any material wrongdoing on the part of the Option Holder;

(e)	the Option Holder has acted in any manner which in the opinion of the Board has brought or is likely to bring any Group Member into material disrepute or is materially adverse to the interests of any Group Member;

(f)	there is a breach of the Option Holder’s employment contract that is a potentially fair reason for dismissal;

(g)	the Option Holder is in breach of a fiduciary duty owed to any Group Member;

(h)	an Option Holder who has ceased to be an Employee was in breach of their employment contract or fiduciary duties in a manner that would have prevented the grant or exercise of the Option had the Company been aware (or fully aware) of that breach, and of which the Company was not aware (or not fully aware) until after both:

(i)	the Option Holder’s ceasing to be an Employee; and

(ii)	the time (if any) when the Board decided to permit the exercise of the Option; or

(i)	there was a material error in:

(i)	determining whether the Option should be made;

(ii)	determining the size and nature of the Option; or

(iii)	assessing the extent to which any Exercise Condition was satisfied on the Exercise Condition Measurement Date.

6.3	This rule 6.3 applies in relation to an Option if the Board, at its discretion, determines that either of the following circumstances exist:

(a)	a Group Member misstated any financial information (whether or not audited) for any part of any financial year that was taken into account in:

(i)	determining whether the Option should be made;

(ii)	determining the size and nature of the Option; or

(iii)	assessing the extent to which any Exercise Condition was satisfied on the Exercise Condition Measurement Date; or

(b)	a Group Member or business unit that employs or employed the Option Holder, or for which the Option Holder is responsible, has suffered a material failure of risk management.

6.4	This rule 6.4 applies in relation to an Option if the Board, at its discretion, determines that, if the circumstances mentioned in rule 6.2 or rule 6.3 had existed, and the Board had been fully aware that they existed:

(a)	at the Grant Date, or

(b)	in the case of an Option that has already been exercised, at the exercise date,

then:

(c)	the Board would not have granted the Option;

(d)	the Board would have granted the Option in relation to a smaller number of Shares; or

(e)	in the case of an Option that has already been exercised:

(i)	it would not have been exercised at all, or

(ii)	it would have been exercised in relation to a smaller number of Shares.

6.5	If the Board makes a determination in relation to an Option under rule 6, it must do so within three years of its becoming aware of the circumstances mentioned in rule 6.2 or rule 6.3.

7.	Operation of malus and clawback

7.1	This rule 7 applies to an Option if rule 6 applies to the Option.

7.2	If at the date of the determination under rule 6.4, the Option has not yet been exercised, the Board may determine to cancel the Option or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant.

7.3	If at the date of the determination under rule 6.4, the Option has been exercised, the Board may determine a Clawback Amount in relation to the Option.

7.4	The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant and, in relation to an Option that has been exercised, shall not be more than the greater of:

(i)	the Market Value of the Shares measured on the date the Option was exercised, and

(ii)	the Market Value of the Shares measured on the date of the determination minus the Exercise Price.

7.5	If the Option Holder has paid or is liable to pay any income tax or NICs in relation to the Option or the Shares and which cannot be recovered from or repaid by HMRC (whether directly or indirectly), the Board may in its discretion decide to reduce the Clawback Amount to take account of this amount. In deciding whether to reduce the Clawback Amount, the Board shall take account of such factors it thinks fit, which may include market practice, corporate governance rules and guidelines, and the expectations of shareholders.

7.6	For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Option, even if the Board does determine a Clawback Amount in relation to other Options to the same or other Option Holders which had the same Grant Date or exercise date.

7.7	The Option Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines a Clawback Amount in relation to the Option. If the Option Holder fails to reimburse the Company within 30 days after the determination, the Company shall obtain reimbursement from the Option Holder in any (or any combination) of the following ways:

(a)	by reducing or cancelling any Options that the Option Holder has not exercised;

(b)	by reducing or cancelling any cash bonus payable to the Option Holder by any Group Member;

(c)	by reducing or cancelling any future or existing award made or option granted to the Option Holder under any other Share Incentive Scheme or bonus scheme operated by any Group Member (other than a Schedule 2 SIP or a Schedule 3 SAYE option scheme, as those terms are defined in ITEPA 2003);

(d)	by requiring the Option Holder to make a cash payment to a Group Member;

(e)	by requiring the Option Holder to transfer Shares for no consideration;

(f)	by causing any Shares held on behalf of the Option Holder to be forfeited for no consideration, with the consequence that the Option Holder no longer has any beneficial interest in those Shares; or

(g)	by reducing the Option Holder’s Salary.

7.8	If the Option Holder participates in another share incentive scheme or bonus scheme operated by a Group Member, and that other scheme contains a provision that has a similar effect to this rule 7, the Board may give effect to that provision in any of the following ways:

(a)	by reducing or cancelling any Options that the Option Holder has not exercised; and

(b)	by reducing or cancelling any awards under such share incentive scheme or bonus scheme that have not yet been released or paid.

7.9	It is a condition of the exercise of an Option that, if requested by the Company, the Option Holder shall sign an exercise notice declaring an irrevocable agreement to the terms of rule 7.

8.	Exercise of Options

8.1	An Option Holder may not exercise an Option before the earliest of:

(a)	the earliest time when it becomes exercisable as set out in the Option Agreement;

(b)	the time when it becomes exercisable under rule 10; and

(c)	the time when it becomes exercisable under rule 13.5.

8.2	An Option Holder may only exercise an Option to the extent that the relevant Exercise Condition is achieved and any other condition stated in the Option Agreement under rule 2.6 (f) is satisfied.

8.3	An Option Holder may not exercise an Option at a time when its exercise is prohibited by, or would be a breach of, the Market Abuse Regulation, the rules of any stock exchange on which the Shares are listed or any law or regulation with the force of law, or other rule, code or set of guidelines (such as a personal dealing code adopted by the Company).

8.4	Subject to rule 8.5, an Option Holder may not exercise an Option at any time:

(a)	while disciplinary proceedings by any Group Member are underway against the Option Holder; or

(b)	while any Group Member is investigating the Option Holder’s conduct and may as a result begin disciplinary proceedings; or

(c)	while there is a breach of the Option Holder’s employment contract that is a potentially fair reason for dismissal; or

(d)	while the Option Holder is in breach of a fiduciary duty owed to any Group Member; or

(e)	after the Option Holder has ceased to be an Employee, if there was a breach of employment contract or fiduciary duties that (in the reasonable opinion of the Board) would have prevented the exercise of the Option had the Company been aware (or fully aware) of that breach, and of which the Company was not aware (or not fully aware) until after both:

(i)	the Option Holder’s ceasing to be an Employee; and

(ii)	the time (if any) when the Board decided to permit the Option Holder to exercise the Option.

8.5	The Company shall not unfairly frustrate a valid exercise of the Option by the inappropriate application of any provision of rule 8.4.

8.6	An Option Holder may not exercise an Option without having made any arrangements, or entered into any agreements, that may be required and are referred to in rule 12.

9.	Manner of exercise of Options

9.1	Where an Option is exercised in part, it shall be exercised over Shares with an aggregate Exercise Price of at least £1,000 or, if less, the number of Shares over which the Option is then exercisable.

9.2	An Option shall be exercised by the Option Holder giving a written exercise notice to the Company, as follows:

(a)	setting out the number of Shares over which the Option Holder wishes to exercise the Option and, if that number exceeds the number over which the Option may be validly exercised at the time, the Company shall

(i)	treat the Option as exercised only in respect of that lesser number; and

(ii)	refund any excess amount paid to exercise the Option or meet any Tax Liability;

(b)	using a form that the Board will approve; and

(c)	if rule 9.3 applies, including the information specified in that rule 9.3.

9.3	If:

(a)	an Option is an EMI Option only in part, due to the application of rule 4.2, rule 4.3 or rule 5.3 on the grant of that Option; and

(b)	the relevant Option Holder exercises that Option in respect of any number of Shares less than the maximum number over which it could be exercised,

the exercise notice shall specify to what extent (if any) the partial exercise of that Option should be treated as the exercise of that part of the Option that is an EMI Option. If the exercise notice does not specify the extent, it shall be taken to exercise that part of the Option that is an EMI Option in priority to that part of the Option that is not an EMI Option.

9.4	Any exercise notice shall be accompanied by all of the following:

(a)	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice;

(b)	any payment required under rule 12; and

(c)	any documents relating to arrangements or agreements required under rule 12.

The Option Holder may enter into arrangements to the satisfaction of the Company for payment of the amounts due under this rule 9.4.

9.5	Any exercise notice shall be invalid:

(a)	to the extent that it is inconsistent with the Option Holder’s rights under these rules and the Option Agreement;

(b)	if any of the requirements of rule 9.2 or rule 9.4 are not met; or

(c)	if any payment referred to in rule 9.4 is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company.

The Company may permit the Option Holder to correct any defect referred to in rule 7.5(b) or rule 7.5(c) (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

9.6	The Company shall allot and issue Shares (or, as appropriate, procure their transfer) within 30 days after a valid Option exercise, subject to the other rules of the Master Plan or this Addendum.

9.7	Shares allotted and issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.

9.8	Shares transferred in satisfaction of the exercise of an Option shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction and any restrictions in the Master Plan, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

9.9	If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an Option to be listed or admitted to trading on that exchange.

10.	Termination of employment

10.1	An Option Holder who gives or receives notice of termination of employment (whether or not lawful) may not exercise an Unvested proportion of the Option at any time while the notice remains effective. In the event of receipt of notice of termination for summary dismissal or Cause, the Option Holder may not exercise any proportion of the Option.

10.2	If an Option Holder dies, the personal representatives may exercise such proportion of the Option as is Vested within 60 days of the date of death and, if the Option is not exercised, it will lapse at the end of that period.:

10.3	If an Option Holder ceases to be an Employee due to any of the following reasons:

(a)	injury;

(b)	ill-health which is not caused by alcohol or substance abuse; or

(c)	disability; or

(d)	retirement; or

(e)	Redundancy; or

(f)	the Option Holder’s Employer Company ceasing to be a Group Member; or

(g)	the transfer of the business that employs the Option Holder to a person that is not a Group Member,

the Option Holder may exercise such proportion of the Option as is Vested within 90 days of the cessation date during the period of 90 days after the cessation date or such longer period as the Board may specify. The Option shall lapse, to the extent it has not been exercised, on the expiry of that period. .

10.4	An Option Holder who gives or receives notice of termination of employment or who ceases to be an Employee:

(a)	for any reason other than summary dismissal;

(b)	on or after the earliest date on which the Option may be exercised as set out in the Option Agreement; and

(c)	after each Exercise Condition relating to that Option has been satisfied may exercise the Vested Option during the period ending 90 days after the cessation date or such longer period as the Board may specify. The Option shall lapse, to the extent not exercised, on the expiry of that period.

10.5	An Option Holder shall not be regarded as ceasing to be an Employee until the Option Holder is no longer an employee or director of any Group Member.

11.	Lapse of Options

11.1	An Option Holder may not transfer or assign, or have any charge or other security interest created over an Option (or any right arising under it). An Option shall lapse if the relevant Option Holder attempts to do any of those things. However, this rule 11.1 does not prevent the transmission of an Option to an Option Holder’s personal representatives on the death of the Option Holder.

11.2	An Option shall lapse on the earliest of the following:

(a)	at the end of the specified period after the Grant Date if the Option Holder has not yet met the obligations specified in rule 2.7;

(b)	any attempted action by the Option Holder falling within rule 11.1;

(c)	when the Board decides in accordance with rule 3.6, to the extent that the Exercise Condition has become wholly or partly incapable of being met;

(d)	any date on which the Option shall lapse, as specified in the Option Agreement;

(e)	to the extent required by rule 1.1, the date the Option Holder dies or ceases employment;

(f)	the first anniversary of the Option Holder’s death;

(g)	the end of the relevant period, if rule 10.3 or 10.4 applies;

(h)	the time specified for the lapse of the Option under rule 13.5 if any part of that rule 13.5 applies; or

(i)	when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986.

12.	Tax liabilities

12.1	Each Option Agreement shall include the Option Holder’s irrevocable agreement to:

(a)	pay to the Company or Employer Company (as appropriate) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company or Employer Company (as appropriate) for payment of any Tax Liability.

12.2	If an Option Holder does not fulfil the obligations under either rule 10.1 (a) or rule 10.1 (b) in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Company shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Option Holder. The Option Holder’s obligations under rule 10.1 (a) and rule 10.1 (b) shall not be affected by any failure of the Company to withhold shares under this rule 12.2.

12.3	Option Holders shall have no rights to compensation or damages on account of any tax or NICs liability that arises or is increased (or is claimed to arise or be increased) in whole or in part because of:

(a)	the limitation under rule 4.2, rule 4.3 or rule 5.3 of any Option intended to be an EMI Option;

(b)	any decision of HMRC that an Option does not meet the requirements of Schedule 5 and is therefore not an EMI Option, however that decision may arise;

(c)	any Disqualifying Event, however that event may be caused;

(d)	the timing of any decision by the Board to permit exercise of an Option under rule 10.4 or rule 0;

(e)	any failure by the Board to give notice under rule 18.7; or

(f)	the timing of any notice given by the Board under rule 18.7.

12.4	Each Option Agreement shall include the Option Holder’s irrevocable agreement to enter into a joint election under section 431(1) or 431(2) of ITEPA 2003 in respect of the Shares to be acquired on exercise of the relevant Option, if required to do so by the Company, or Employer Company, on or before any date of exercise of the Option.

12.5	Each Option Agreement shall include a power of attorney appointing the Company as the Option Holder’s agent and attorney for the purposes of rule 12.2 and rule 12.4.

13.	Relationship with employment contract

13.1	The rights and obligations of any Option Holder under the terms of his office or employment with any Group Member or former Group Member shall not be affected by being an Option Holder.

13.2	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

13.3	Option Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

any Group Member or any former Group Member. This exclusion of liability shall apply however termination of office or employment, or the giving of notice is caused and however compensation or damages are claimed.

13.4	Option Holders and Employees shall have no rights to compensation or damages from any Group Member or any former Group Member on account of any loss in respect of Options or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Member; or

(b)	the transfer of any business from a Group Member to any person that is not a Group Member.

This exclusion of liability shall apply however the change of status of the relevant Group Member, or the transfer of the relevant business is caused and however compensation or damages are claimed.

13.5	An Employee shall not have any right to receive Options, whether or not they have previously been granted any.

14.	Takeovers and liquidations

14.1	If a person (in this rule, the “Acquirer”):

(a)	makes an offer to acquire the whole of the issued share capital of the Company, which is made on a condition such that, if it is satisfied, the Acquirer will have Control of the Company; or

(b)	makes an offer to acquire all the shares in the Company which are of the same class as the Shares; or

(c)	negotiates a share sale and purchase agreement with the shareholders of the Company which contemplates that the Acquirer will obtain Control of the Company on completion,

the Board may in its absolute discretion direct that the Option Holder may exercise such proportion of the Options as the Board may, in its absolute discretion, determine within a reasonable period to be specified by the Board for that purpose and ending immediately before the change of Control. The proportion of the Options which shall Vest shall be determined by the Board taking into account such factors as it may consider relevant including, but not limited to, the time which has elapsed since the Grant Date and having regard to any Exercise Conditions imposed under rule 3.1. Unless either rule 14.4 or rule 14.6 applies, if Options are exercisable under this rule 14.1, any Options not exercised at the end of the period specified by the Board shall lapse.

14.2	Unless rule 1.1 applies, if a person (in this rule 1.1, the “Controller”) obtains Control of the Company as a result of:

(a)	making an offer to acquire the whole of the issued share capital of the Company;

(b)	making an offer to acquire all the shares in the Company which are of the same class as the Shares; or

(c)	entering into a sale and purchase agreement with the shareholders of the Company,

the Option Holder may exercise such proportion of their Options as the Board may, in its absolute discretion, determine within 60 days after the time when the Controller has obtained Control of the Company. The proportion of the Options which shall Vest shall be determined by the Board taking into account such factors as it may consider relevant including, but not limited to, the time which has elapsed since the Grant Date and having regard to any Exercise Conditions imposed under rule 3.1. If the conditions of neither rule 1.1 nor rule 1.1 are met, the Option shall lapse at the end of the 60 day period.

14.3	Unless rule 1.1 applies, an Option Holder may exercise such proportion of their Options as the Board may, in its absolute discretion, determine during any period when any person is bound or entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006. The proportion of the Options which shall Vest shall be determined by the Board taking into account such factors as it may consider relevant including, but not limited to, the time which has elapsed since the Grant Date and having regard to any Exercise Conditions imposed under rule 3.1. Any Option to which this rule 1.1 applies shall lapse at the later of:

(a)	the end of the period during which that person is bound or entitled; and

(b)	the time specified for the lapse of Options under rule 1.1 or rule 1.1, if either applies.

14.4	If a change of Control occurs, and all the following conditions are met:

(a)	the Acquirer satisfies the conditions of rule 15.1(d) and rule 15.1(e);

(b)	the Option Holder meets the condition of rule 15.1(f); and

(c)	the Acquirer offers at any time up to ten days following the date of the change of Control to make an agreement under rule 15.1,

an EMI Option shall continue to exist until the earlier of the following:

(d)	the time when the Option Holder releases the Option under an exchange of options falling within rule 15.1; and

(e)	the latest date on which an applicable Rollover Period expires;

when it shall lapse.

14.5	If a change of Control occurs, any EMI Option shall lapse at the end of the exercise period specified in rule 1.1 if any of the conditions in rule 1.1 are not met, and the Acquirer is not willing to make an agreement under rule 15.5.

14.6	If a change of Control occurs, and all the following conditions are met:

(a)	where the Option is an EMI Option, either:

(i)	the Acquirer does not satisfy the conditions of rule 15.1(d) and rule 15.1(e); or

(ii)	the Option Holder does not meet the condition of rule 15.1(f).

(b)	the Acquirer declares within ten days following the time when the Acquirer has obtained Control of the Company that it is willing to make an agreement offers (at any time up to ten days following the date of the change of Control) to grant replacement options in consideration for the release of Options under rule 15.5;

an Option shall continue to exist until the earlier of the following:

(c)	the time when the Option Holder releases the Option under an exchange of options falling within rule 15.5; and

(d)	the latest date on which an applicable Rollover Period expires,

when it shall lapse.

14.7	Any Option to which either rule 1.1 or rule 1.1 applies shall not be capable of exercise under any rule of the Plan after it ceases to be capable of exercise under rule 1.1.

14.8	The Board, in its discretion, may determine that any event which would trigger the exercise of Options under rule 1.1, rule 1.1 or rule 1.1, shall not do so if:

(a)	that event takes place in the course of any corporate reconstruction or reorganisation under which the ultimate beneficial ownership of the business of the Group Companies will remain substantially the same; and

(b)	appropriate provisions are made for either the replacement of Options under rule 15, or other compensation for the loss of Options that the Board, in its reasonable opinion considers to be fair.

The Board, in its discretion, may determine that an Option shall lapse if the Option Holder does not exchange it or accept the compensation within a reasonable period.

14.9	Unless the relevant compromise or arrangement includes appropriate provisions that the Board considers to be fair in its reasonable opinion for:

(a)	the replacement of Options; or

(b)	other compensation for Option Holders for the loss of Options,

the Option Holder may exercise a proportion of the Option within six weeks after any person (in this rule 1.1, the Controller) obtains Control of the Company as a result of the court sanctioning a compromise or arrangement under section 899 of the Companies Act 2006. The Board shall have discretion to determine what proportion (if any) of an Option shall be exercisable taking account of these matters as they think fit including, but not limited to, the time which has elapsed since the Grant Date and having regard to any Exercise Conditions imposed under rule 3.1.

14.10	Any Option to which rule 1.1 applies shall:

(a)	if an exchange of options falling within either rule 15.1 or rule 15.5 is offered, continue to exist until the earlier of the following:

(i)	the time when the Option is released under that exchange; and

(ii)	the latest date on which an applicable Rollover Period expires,

when it shall lapse.

(b)	if an exchange of options is not offered, lapse at the end of the exercise period specified in rule 1.1.

Any Option to which this rule 14.10 applies shall not be capable of exercise under any other rule of the Plan after it ceases to be capable of exercise under rule 1.1.

14.11	If a person, or group of persons Acting in Concert together, acquire Control of the Company by subscribing for new shares in the Company, the Board may in its absolute discretion decide to treat this as a change of Control for all the purposes of the Plan.

14.12	In rule 14 and rule 5 (other than rule 15.1), a person shall be deemed to have obtained Control of a company if that person, and others Acting in Concert with that person, have obtained Control of it together.

14.13	If the shareholders of the Company receive notice of a resolution for the voluntary winding-up of the Company, the Option Holder may exercise such proportion of their Options as the Board may, in its absolute discretion, determine. The proportion of the Options which shall Vest shall be determined by the Board taking into account such factors as it may consider relevant including, but not limited to, the time which has elapsed since the Grant Date and having regard to any Exercise Conditions imposed under rule 3.1. The Option may be exercised at any time before that resolution is passed, conditional upon the passing of that resolution, and if the Option Holder does not exercise the Option, it shall lapse when the winding up begins.

14.14	The Board shall notify Option Holders of any event that is relevant to Options under this rule 13.5. within a reasonable period after the Board becomes aware of it.of it.

15.	Exchange of Options

15.1	If one of the following happens:

(a)	a company obtains all the shares of the Company as a result of a Qualifying Exchange of Shares;

(b)	a company obtains Control of the Company as a result of:

(i)	making a general offer to acquire the whole of the issued share capital of the Company (except any capital already held by that company or any person connected with that company) that is made on a condition that, if it is satisfied, the offeror will have Control of the Company;

(ii)	making a general offer to acquire all the shares in the Company (except any shares already held by that company or any person connected with that company) that are of the same class as the Shares; or

(iii)	an event specified in rule 1.1.

(c)	a company becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006,

(the relevant company being referred to in this rule 15.1 as the Acquiring Company)

and all of the following are true:

(d)	the Acquiring Company satisfies the independence requirement set out in paragraph 9 of Schedule 5;

(e)	the Acquiring Company satisfies the trading activities requirement set out in paragraphs 13 to 23 of Schedule 5; and

(f)	the relevant Option Holder would fall within the definition of Eligible Employee if for the purposes of that definition (and the definition of Material Interest as used in it) references to Group Member were references to any of the Acquiring Company and its 51% Subsidiaries,

each Option Holder may, by agreement with the Acquiring Company within the applicable Rollover Period, release any Option that is an EMI Option (or that part of any Option that is an EMI Option, where rule 4.1, rule 4.2 or rule 5.3 applies) (Old Option) for a replacement option (New Option).

15.2	A New Option shall:

(a)	be granted over ordinary shares in the Acquiring Company that are fully paid up and not redeemable;

(b)	be subject to rule 4.1, rule 4.2 and rule 4.3 with:

(i)	the references in those rules to Shares being taken to be references to the shares in the Acquiring Company that are subject to New Options;

(ii)	the references to other shares in the Company being taken to be references to any other shares in the Acquiring Company that are subject to EMI Options; and

(iii)	the Market Value of shares in the Acquiring Company subject to each New Option being taken to equal the Market Value (under rule 4) of the Shares subject to the Old Option that it replaces, measured on the Grant Date of that Old Option;

(c)	be a right to acquire a number of shares in the Acquiring Company that have, immediately after grant of the New Option, a total Market Value equal to the total Market Value of the shares subject to the Old Option that it replaces immediately before its release;

(d)	have an exercise price for each share such that the total price payable on complete exercise of the New Option equals the total price that would have been payable on complete exercise of the Old Option that it replaces;

(e)	be capable of exercise within ten years after the Grant Date of the Old Option that it replaces;

(f)	only include conditions that must be fulfilled before the New Option can be exercised (if any) that are capable of being fulfilled within the period of ten years after the Grant Date of the Old Option that it replaces;

(g)	satisfy the requirements of:

(i)	paragraph 37 of Schedule 5; and

(ii)	paragraph 38 of Schedule 5;

(h)	satisfy rule 2.1; and

(i)	be notified to HMRC in accordance with paragraph 44 of Schedule 5.

15.3	Any Rollover Period shall have the same duration as the applicable required period defined in paragraph 42 of Schedule 5.

15.4	Any New Option granted in accordance with rule 15.1 will be treated as acquired at the same time as the Old Option that it replaces for the purposes of the legislation relating to EMI Options.

15.5	Although rule 15.1 does not provide for an Option that is not an EMI Option (or a part of any Option that is not an EMI Option, where rule 4.1, rule 4.2 or rule 5.3 applies) to be exchanged for another option in accordance with that rule, an Option Holder may agree terms with any company to make such an exchange during a Rollover Period.

16.	Variation of share capital

If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Options to Option Holders, the Board shall adjust the number and description of Shares subject to each Option or the Exercise Price of each Option in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However:

(a)	the total amount payable on the exercise of any Option in full shall not be increased; and

(b)	the Exercise Price for a Share to be newly issued on the exercise of any Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply this amount to pay for the relevant Shares in full).

In addition, notwithstanding anything to the contrary herein, any distribution of bonus shares, rights issue or distribution of cash or in kind dividend, shall be effected in accordance with Section 12 of the Master Plan, including in accordance with the terms of any applicable ruling issued by the “ITA” with respect to “102 Capital Gains Track Grants”, to the extent required, and all prior “Awards” as well as future Awards (whether under “Section 102” or otherwise) must be adjusted by the same mechanism (such capitalised terms are as defined in the Master Plan).

17.	Notices

17.1	Except as maintained in rule 17.3, any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at the Appropriate Address;

For the purposes of this rule 17, the Appropriate Address means:

(i)	in the case of the Company, its registered office, provided the notice is marked for the attention of the Company Secretary;

(ii)	in the case of an Option Holder, the Option Holder’s home address; and

(iii)	if the Option Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.

(b)	sent by fax to the fax number notified in writing by the recipient to the sender; or

(c)	sent by email to the Appropriate Email Address.

For the purposes of this rule 17, Appropriate Email Address means:

(i)	in the case of the Company, the email address of the Company Secretary as shall be notified to Option Holders from time to time; and

(ii)	in the case of the Option Holder, the work email address if the Option Holder is permitted to access personal emails at work.

17.2	Any notice or other communication given under this rule 17 shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the appropriate address;

(b)	if sent by prepaid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting, or at the time recorded by the delivery service;

(c)	if sent by fax, at 9.00 am on the next Business Day after transmission; and

(d)	if sent by email, at 9.00 am on the next Business Day after sending.

17.3	This rule does not apply to:

(a)	the service of any notice of exercise under rule 9.2; and

(b)	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

18.	Administration and amendment

18.1	The Board shall administer the Plan.

18.2	The Board may amend the Plan from time to time, but:

(a)	the Board may not amend the Plan if the amendment:

(i)	applies to Options granted before the amendment was made; and

(ii)	materially adversely affects the interests of Option Holders except that each Option Holder may consent to the application to their Option(s) of such an amendment.

(b)	while Shares are traded on a recognised stock exchange, the Board may not make any amendment to the advantage of Option Holders if that amendment relates to:

(i)	the definition of Employee;

(ii)	the limits specified in rule 4 or rule 5;

(iii)	rule 16

without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Group Member).

18.3	The cost of establishing and operating the Plan shall be borne by the Group Members in proportions determined by the Board.

18.4	To satisfy the exercise of all the Options, the Company shall ensure that at all times:

(a)	it has sufficient unissued or treasury Shares available, taking into account any other obligations of the Company to issue Shares and to transfer Shares from treasury, if the Company has restricted the number of Shares it can issue in its articles of association; and

(b)	arrangements are in place for any third party to transfer issued Shares.

18.5	Any decision under rule 10.5 and whether to consider making such a decision, shall be entirely at the discretion of the Board.

18.6	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In these matters, the Board’s decision shall be final.

18.7	The Board shall notify each affected Option Holder of any Disqualifying Event other than one caused by the Option Holder’s cessation of employment.

The notice required under this rule 18.7 shall be given as soon as reasonably practicable after the Board becomes aware of the relevant Disqualifying Event. No Option shall become capable of exercise because of a notice given under this rule 18.7.

18.8	The Company shall not be obliged to notify any Option Holder if an Option is due to lapse.

18.9	The Company shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

19.	Third party rights

19.1	A person who is not a party to an Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where these rights arise under any rule of the Plan for any Employer Company of the Option Holder that is not a party to an Option.

This does not affect any right or remedy of a third party that exists, or is available, apart from the Contracts (Rights of Third Parties) Act 1999.

19.2	The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

20.	Data protection

20.1	In accepting the grant of an Option each Option Holder consents to the collection, holding, processing and transfer of Personal Data by the Company or any Group Member for all purposes connected with the operation of the Plan.

20.2	The purposes of the Plan referred to in rule 20.1 include, but are not limited to:

(a)	holding and maintaining details of the Option Holder’s Options;

(b)	transferring the Option Holder’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan;

(c)	transferring the Option Holder’s Personal Data to a bona fide prospective buyer of the Company or the Option Holder’s Employer Company or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Option Holder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

(d)	transferring the Option Holder’s Personal Data under rule 18.2 (b) or rule 18.2 (c) to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.

21.	Governing law

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

22.	Jurisdiction

22.1	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, the Plan or its subject matter or formation (including non-contractual disputes or claims).

22.2	Each party irrevocably consents to any process in any legal action or proceedings under rule 22.1 being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.